Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-147909 and 333-159087) pertaining to the 2001 Stock Option Plan and the 2007 Equity Incentive Plan of SuccessFactors, Inc., of our reports dated February 26, 2010, with respect to the consolidated financial statements of SuccessFactors, Inc. and the effectiveness of internal control over financial reporting of SuccessFactors, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

February 26, 2010